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                                                                   EXHIBIT 4.13




                    CONSTRUCTION FUND DISBURSEMENT AGREEMENT
                                 (COMMON AREA)


     BY THIS AGREEMENT ("Agreement") made and entered into as of the ___ day of ___________, 199_, by ___________________________ ("Borrower"), a __________
limited [partnership] [liability company], KMART CORPORATION ("Kmart"), a Michigan corporation, __________________ ("Escrow Agent" or "Agent"), a ____________ corporation, ________________ ("__________"), a ________
corporation, _________________ ("_________"), a _________ corporation
(individually, "Tenant" and collectively, "Tenants"), _____________________ ("Construction Monitor"), a ___________ corporation acting in its capacity as agent for Tenants, and NATIONAL TENANT FINANCE CORPORATION ("Lender"), a Delaware corporation (Lender is made a party hereto solely for the purpose set forth in Section 7), Borrower, Kmart, Escrow Agent, Tenants, Construction Monitor and Lender agree as follows:

Section 1.     RECITALS.

          1.1 The Transaction. Borrower and Lender have entered into a Loan Agreement ("Loan Agreement") dated as of even date herewith, pursuant to which Lender has agreed to provide a Loan for the acquisition of certain real property and the construction on such real property ("Property") in accordance with certain plans described in Article 10 of each of the Leases of certain improvements comprising common area relating to the Common Area in connection with the development of retail store facilities which will be financed through Lender ("Common Area") pursuant to the Loan Agreement. Kmart has executed and delivered those certain Lease Guaranties dated as of even date herewith of the Leases dated as of even date herewith (individually, "Lease" and collectively, "Leases") entered into by Tenants. To secure certain of Borrower's obligations under the Leases, Borrower has as of the date hereof granted to each Tenant a Second Mortgage, Security Agreement and Assignment of Rents ("Second Mortgage") and an Option to Purchase Real Estate ("Option") covering the portion of the Common Area demised to each Tenant pursuant to its respective Lease. Pursuant to each of the Leases, the Annual Rental provided for therein will commence on the Rental Commencement Date, whether or not the Common Area is completed, whether the Tenants take occupancy and whether the Tenants accept the Improvements as constructed. Pursuant to the Loan Agreement, the Loan Amount shall be disbursed in a single advance, a portion of which shall be disbursed to Escrow Agent, subject to the terms and conditions of this Agreement. In order to provide assurance to Kmart and the Tenants that the Improvements and the Site Work and Common Area located on the Land will be developed in a timely manner in accordance with the Approved Site Improvement Drawings and Specifications, Borrower, Kmart, Tenants, Construction Monitor and Escrow Agent have agreed to certain procedures regarding the disbursement of the portion of the Loan Amount held by Escrow Agent hereunder, and in addition, Borrower, Kmart and Tenants have agreed to certain





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remedies in favor of Kmart and Tenants in the event of a default by Borrower under the Leases, any Construction Fund Disbursement Agreement (Improvements), or the terms of this Agreement (individually or collectively, "Event of Default"), in the event such procedures are not followed.

          1.2 Terms; Governing Document. All capitalized terms used herein, unless otherwise expressly provided, shall have the meaning set forth in the Leases or in Exhibit "1.2A" attached hereto and incorporated herein by reference. In the event of any conflict between the terms and provisions of this Agreement and the Leases, the terms and conditions of the Leases shall govern and prevail; provided, however, with respect to a conflict involving Escrow Agent or Construction Monitor this Agreement shall prevail.

Section 2.     DISBURSEMENTS.

        2.1 Common Area. On or before the Closing Date, Borrower shall submit to Escrow Agent an executed original of Form W-9 and an executed original of the Investment of Escrow Funds Instruction attached hereto as Exhibit "2.1A" and incorporated herein by reference (and any other documentation reasonably required by the Escrow Agent). On the Closing Date, the portion of the Loan Amount designated "Construction Fund-Common Area" on the Closing Statement attached as Exhibit "2.1B") ("Common Area") shall be wire transferred by or on behalf of Borrower into an interest bearing segregated account ("Escrow Account") at__________________________ ("Escrow Bank"), or such other bank designated by Borrower and approved by Tenants, receipt of which will be acknowledged by Escrow Agent in writing to Tenants and Borrower upon confirmation of the wire transfer, subject to the terms and conditions of this Agreement and the Pledge Agreement provided for in the Loan Agreement; provided, however, neither Escrow Agent, Kmart nor Tenants shall have any obligations under the Pledge Agreement. The Common Area shall be deposited in the Escrow Account, segregated from the funds of Escrow Agent and invested by the Escrow Agent in Eligible Investments as defined in Exhibit "2.1C", and such funds shall initially be invested in accordance with subsection __ of Exhibit "2.1C" subject to the rights of Kmart and Tenants pursuant to this Agreement in an Event of Default. Borrower has designated and Tenants, Kmart and Escrow Agent hereby approve Escrow Bank as a depository.

          2.2 Construction Disbursements. Subject to compliance by Borrower with the terms and conditions of this Agreement, Escrow Agent shall disburse the Common Area as follows:

               (a) The Common Area shall be used to cover all costs associated with the construction of the Common Area ("Construction Costs") as set forth in the Cost Budget for the Common Area and designated Construction Fund - Common Area in the Cost Budget, a copy of the Cost Budget is attached hereto and ated herein as Exhibit "2.2", and which is hereby approved by Borrower and Tenants. Payments for the Construction Costs will be made pursuant to requests for disbursements in the




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form required by Section 2.3(a) which shall be reviewed and approved by
Construction Monitor and Tenants. The review and approval of Requests (as hereinafter defined) shall be subject to monitoring of the progress of and inspection of the Construction by the Construction Monitor and the Tenants and receipt by Construction Monitor and Tenants of the documentation required by this Agreement.

               (b) As construction of the Common Area progresses, disbursements shall be made on a percentage of completion basis (subject to the Retainage as defined in subsection (d) below) to the extent the Common Area is constructed, with labor performed and materials and equipment supplied in accordance with the Approved Site Improvement Drawings and Specifications. Payments will be made for such materials, fixtures and equipment delivered to the Common Area only where title has unconditionally vested in Borrower and such materials, fixtures and equipment have been adequately safeguarded from theft and destruction and properly insured against such occurrences. For purposes of computing the progressive percentage of completion, the Common Area is divided into individual line items of construction cost categories, with the Common Area costs allocated to materials, fixtures and equipment have construction of the Common Area as set forth in the Cost Budget.

               (c) On the _________ (__) Business Day after the receipt of the Request (as hereinafter defined), Tenants shall (i) authorize payment of the Request subject to any correction(s) or mediations required by any Disapproval Notice(s) (as hereinafter defined in Section 2.4), and (ii) provide the notification required by the Escrow Agent in order to fund the Request to the extent so authorized.

               (d) An amount equal to ten percent (10%) of all Construction Cost items ("Retainage") shall be retained from the amount requested in each Request. The Retainage and Developer's Profit specified in the Cost Budget shall be disbursed as provided below.

          2.3 Requests for Disbursements. Borrower shall be entitled to request disbursements monthly by delivering the following described items to Construction Monitor and one copy to each of the Tenants (and to Lender, upon receipt of a written request therefor) in form and substance acceptable to the Tenants together with such other documents as may be requested by Tenants or the Construction Monitor (collectively, "Request"):

               (a) On or before the 25th day of each calendar month, Borrower shall submit a written draw request in the form attached hereto as Exhibit "2.3A" and incorporated herein by this reference to the Construction Monitor and the Tenants setting forth such details concerning construction of the Common Area as Construction Monitor and Tenants shall require, including the Construction Costs expended to the date of the Request and the amounts then due and unpaid on account of such construction. The Request shall be signed by the
general contractor.   The Request





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shall also include a written certificate and warranty signed by Borrower detailing and itemizing the percentage of completion of each Construction Cost line item (completed in the manner described above) as to the Common Area since the last Request submitted to Construction Monitor, and warranting that (i) the balance of the Common Area (excluding the Retainage from prior disbursements) which would remain after the requested disbursement is made constitutes not less than 100% of the expected cost of the uncompleted portion of the Common Area including the Retainage relating thereto, (ii) all work performed to date is in accordance with the Approved Site Improvement Drawings and Specifications, and (iii) the Common Area as completed to date does not, and, if completed in accordance with the Approved Site Improvement Drawings and Specifications, will not, violate any law, ordinance, rule or regulation. The Request shall warrant that no mechanic's or materialmen's liens are currently existing against Borrower or the Common Area, that all governmental licenses and permits for the applicable stages of construction, including approvals and temporary certificates of occupancy, have been obtained and will be exhibited to Tenants upon request, and that there is no Event of Default.

               (b) Each monthly request submitted in accordance with Section 2.3(a) shall have attached thereto the following:

                    (i) supporting invoices, paid statements and lien waivers, in the form attached hereto as Exhibit "2.3B", for work accomplished and previously paid for or for materials delivered and previously paid for, building permits and such certifications by Borrower of the reasonableness and appropriateness of the Construction Costs as may be reasonably requested by Construction Monitor, Tenants or Escrow Agent; and

                    (ii) a date down endorsement, issued by the Title Insurance Company, insuring as of the date of such endorsement with respect to all prior draws against mechanics' and materialmen's liens, in form and content satisfactory to the Tenants and paid for by Borrower which endorsement may show in addition to the Permitted Exceptions any of the Second Mortgages and Options as title exceptions on the Property but shall not show any other title exceptions not approved by Tenants unless permitted under the Leases.

                    The Construction Monitor shall verify to the Tenants (in the monthly monitoring report to be submitted to the Tenants pursuant to the Consultant Agreement executed by the Tenants and the Construction Monitor contemporaneously herewith) that the required documents have been attached to the Request.

          2.4  Approval of Request.

               (a) Tenants shall inspect the work completed and/or cause an inspection of the work completed to be conducted by an architect, engineer or other construction management or inspection professional to verify the statements contained in the Request and





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the statements contained in the supporting documents.  Within ________ (__)
Business Days of receipt of the required documents, Tenants shall make any inquiries they deem prudent and express any objection they may have with regard to the Request and shall approve or disapprove any line item in the Request which they reasonably determine is not correct or payable in accordance with the Cost Budget. The approval or disapproval shall be communicated to the Construction Monitor by Tenants _____ (__) Business Days after receipt of the Request, and in such notice Tenants shall specify the line item(s) disapproved and the reasons therefor ("Disapproval Notice"). If Tenants fail to approve or disapprove the Request by the _____ (__) Business Day after receipt of the Request, the Request shall be deemed approved by the Tenants.

               (b) In the event any Tenant disapproves any line item in the Request and the Construction Monitor reasonably determines that failure to pay such amount may delay or otherwise adversely affect the completion of construction of the Common Area, the Construction Monitor will use good faith efforts to mediate any dispute that may exist as to the disapproved line item, or the Construction Monitor may direct the Tenants to undertake the resolution of such dispute with the Contractor or subcontractor.

               (c) In the event that Lead Tenant (as hereinafter defined in Section 5.2) elects to complete construction of the Common Area pursuant to the terms of this Agreement, then Lead Tenant may submit the Request and receive disbursement from the Escrow Account pursuant to the procedures described herein. Lead Tenant shall also be entitled to receive that portion of the Developer's Profit attributable to that portion of the work completed by Lead Tenant upon satisfaction of the requirements set forth in Section 2.8.

               (d) In addition, in the event that Lead Tenant avails itself of the self help remedies to complete construction of the Common Area pursuant to the terms of this Agreement, Lead Tenant shall be responsible to promptly resolve any mechanic's liens disputes as to those items of work on the Common Area and shall pay all sums in connection therewith from the Common Area.

          2.5 Fees and Expenses of Construction Monitor and Escrow Agent. All fees and expenses due and payable to the Construction Monitor and Escrow Agent shall be included in the Cost Budget and shall be included in the monthly Requests.

          2.6  Manner of Disbursement.

               (a) Escrow Agent may disburse draws to Borrower or its order by wire transfer to an account designated by Borrower, or, at Tenants' election, if there is an Event of Default which continues beyond the expiration of any applicable cure period, Tenants may direct disbursements to be made directly to the persons furnishing labor and/or materials or to both by joint check or





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otherwise or by any other method Tenants shall from time to time elect.
Notwithstanding the foregoing, none of such persons or entities shall constitute a creditor, third party or incidental beneficiary hereto, have any right of action hereon or right to monies hereunder or otherwise be entitled to any rights or benefits under this Agreement.

               (b) Neither Tenants nor the Construction Monitor shall have an obligation to see that the disbursements made by and to Borrower or any designee of Borrower or pursuant to this Section 2.6 are actually used by that party to pay for labor and materials furnished for the construction of the Common Area. Borrower acknowledges that the payment of any designee is Borrower's responsibility and Borrower assumes all risks in connection with any disbursement to any such designee.

          2.7 Frequency of Disbursements. Tenants may in their sole discretion, but shall not be obligated to, direct Escrow Agent to fund advances from the Common Area more frequently than once each calendar month.

          2.8  Completion of the Common Area; Termination.

               (a) Unless paid to Lead Tenant pursuant to Section 2.4(c), Escrow Agent shall pay Borrower the Retainage and the Developer's Profit less any amount withheld by Escrow Agent as shall be required to complete all punchlist items relating to the Common Area as determined by Tenants and to pay any remaining fees and expenses of the Construction Monitor and Escrow Agent pursuant to subsection (b) below upon completion of Construction of the Common Area [other than __________ which has been deferred for seasonal reasons] pursuant to Article 10 of the Leases, and the transmittal to the Tenants of the following:

                    (i) copies of all final inspection reports and/or local/state compliance certificates with respect to the Common Area;

                    (ii) reproducible as built record drawings of the Common
Area;

                    (iii) the construction guaranties and warranties required to be given to the Tenants pursuant to the Leases, this Agreement and other standard guaranties and warranties obtained from suppliers and subcontractors;

                    (iv) an endorsement to each of the Tenant's leasehold title insurance policies dated as of the date of the advance of funds to Borrower insuring against any mechanic's or materialmen's liens for work on the Land as of the date of such endorsement, and confirming the zoning endorsement for completion of the Common Area;





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                    (v)  final and unconditional lien releases from all
suppliers, materialmen, subcontractors and the general contractor as well as the Contractor's final affidavit; and

                    (vi) a written acknowledgement to the Escrow Agent by the Tenants and the Construction Monitor (such acknowledgement not to be unreasonably withheld or delayed) that the Borrower has Substantially Completed the Common Area pursuant to the Leases.

               (b) Upon completion of all punchlist and other incomplete items relating to the Common Area and the payment of the cost thereof by Escrow Agent together with any remaining fees and expenses of the Construction Monitor and Escrow Agent, Escrow Agent shall pay to Lead Tenant any remaining amounts in the Escrow Account and this Agreement shall thereupon be deemed terminated.

Section 3.     COST CONTROLS.

          3.1 Revisions of Cost Budget. Borrower may from time to time submit to Construction Monitor and Tenants for Tenants' written approval proposed revisions of the Cost Budget for change orders approved or deemed approved by Tenants pursuant to Section 3.2 hereof. Any revised Cost Budget that is approved by Tenants shall, from and after the date of written approval thereof and until subsequently revised, constitute the Cost Budget for purposes of this Agreement.

          3.2  Changes and Change Orders.

               (a) No material changes in the Approved Site Improvement Drawings and Specifications shall be made without first being submitted to the Construction Monitor and Tenants and approved by Tenants. Tenants shall be entitled to give or withhold their approval of any such revisions in their sole and absolute discretion. Without limiting the generality of Tenants' rights under the preceding sentence, Tenants may withhold their approval if the revisions would, in their sole and absolute discretion, materially and adversely affect the quality or character of the Common Area. Borrower shall not authorize, direct or permit the performance of any work pursuant to any change order unless it shall have received the approval of the Tenants prior to submitting such change order to the relevant contractor.

               (b) Borrower will not authorize, direct or permit the performance of any work, pursuant to any change order or enter into any change order that would result in an extension of time for Substantial Completion of the Improvements later than the earliest Outside Possession Date (as defined in the respective Leases), without the Tenants' prior written approval. If any change order would extend the time for completion of Construction beyond the Completion Date with respect to any portion of the Common Area, prior to submitting the change order to Tenants for their approval, Borrower will obtain the written consent to the extension of time




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8for such completion of Construction from any and all persons who would be entitled to enforce any penalty or to collect any liquidated or other damages from Borrower or from any Tenant as a result of the failure to complete the Common Area by any date prior to the extended date for such completion provided for in the change order. If any permits or authorizations are necessitated or required by any governmental authorities having jurisdiction over any work described in such change order, Borrower shall obtain all such permits and authorizations prior to directing or permitting any such work. Borrower will submit true and correct copies of all change orders to Tenants and the Construction Monitor within five (5) days after Borrower's execution of the same.

Section 4.     COVENANTS OF BORROWER.

          4.1 Enforcement of Construction Contracts. Borrower shall strictly enforce the Construction Contracts (as defined below) to insure that the Contractor and subcontractors promptly and diligently perform all of their obligations thereunder in strict accordance with Approved Site Improvement Drawings and Specifications and in such a manner as to preserve the security of Lender, Kmart and Tenants in the Common Area. Tenants shall approve the material provisions of the Construction Contract prior to the commencement of Construction pursuant to the Construction Contracts. The Construction Contracts shall be fixed cost guaranteed maximum contracts and shall require the contractors to procure payment and performance bonds acceptable in form and substance to Tenants, and Borrower shall, to the extent required, or shall, if requested by Tenants, assign to Tenants its rights to enforce such payment and performance bonds to complete the Common Area. No change, amendment or modification shall be made to the Construction Contracts without the prior written approval of Tenants. As used herein, "Construction Contracts" shall mean collectively (i) that certain Construction Contract" relating to the Common Area by and between the Borrower and _____________________, a _________ corporation, dated as of ________, 199_ and (ii) that certain Construction Contract relating to the Site Work by and between the Borrower and ______________________, a _____________ corporation dated as of ______________,
199_. In addition, Borrower shall procure and maintain or cause to be procured and maintained builder's risk insurance and general liability insurance pursuant to the Leases. Borrower shall also procure and maintain and shall cause its subcontractors to procure and maintain workmen's compensation insurance as required by the statutes or regulations of the State in which the Common Area is located.

          4.2 Information Regarding Subcontractors and Labor and Material Suppliers. Borrower shall promptly, upon any Tenant's or Construction Monitor's request from time to time, furnish to such Tenant and Construction Monitor a correct list of all subcontractors, suppliers or materialmen employed or retained in connection with the construction of the Common Area. Each such list shall show the name, address and telephone number of each such





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person, a general statement of the nature of the work to be done, the labor and materials to be supplied and the approximate dollar value of such labor, materials or work with respect thereto. Any Tenant and Construction Monitor shall each have the right to telephone or otherwise communicate with the contractor and each subcontractor and materialman to verify the facts disclosed by such list or by any request for disbursement or for any other purpose, and shall have the right to inspect any subcontract pursuant to which labor is being performed or materials are being supplied, which labor or materials are to be paid for or reimbursed from advances pursuant to the terms of this Agreement.

Section 5.     REMEDIES.

          5.1 Description of Remedies. Upon the occurrence of a default by Borrower pursuant to the Leases which continues after the expiration of any applicable cure period, any Tenant which is not then in default after the expiration of any applicable cure period under its respective Lease or the Consent and Agreement may, in addition to all remedies at law or in equity or under the Option or Second Mortgage, at its option at any time prior to the occurrence of a "Triggering Event" (as defined in the Note Put Agreement): (i) commence proceedings for immediate foreclosure of the Second Mortgage, (ii) avail itself of any other relief to which Tenant may be legally or equitably entitled under this Agreement, (iii) specifically enforce Borrower's obligations to complete the work or (iv) exercise any one or more remedies under the Second Mortgage. Upon an Event of Default and the expiration of any applicable cure period, the Lead Tenant may direct the Construction Monitor to cease approving disbursements to Borrower pursuant to this Agreement.

          5.2 License and Assignment of Contracts, Permits and Related Rights. If Borrower shall fail to perform any of its obligations specified in any of the Leases, provided a Triggering Event shall not have occurred, after the expiration of any applicable cure period, Borrower, subject to the security interests in the Licensed Items (as defined below) granted by Borrower to Lender, hereby grants the following license and assigns the following contracts, permits, licenses and related rights to [insert name of tenant] or any other entity selected by a majority of the Tenants ("Lead Tenant") (or any other Tenant upon mutual agreement of the Tenants):

               (a) An irrevocable license to enter upon the Property, [the Shopping Center,] and Common Area and to use all personal property thereon owned by Borrower or used in connection with the operation of the Common Area; to take over and perform or have performed any and all work and labor reasonably necessary to complete the substantially according to the Approved Site Improvement Drawings and Specifications, respectively; to employ watchmen to protect the Common Area from injury, and to charge the cost thereof, including a reasonable sum for supervision and management, against Borrower, which cost shall be





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deemed to have been paid to Borrower [and the repayment of which, in addition to all other sums paid out or advanced by Tenant, shall be secured by the Second Mortgage.]

             (b) All of Borrower's right, title and interest in contracts (including but not limited to Construction Contracts), Approved Site Improvement Drawings and Specifications, permits, licenses, bonds and related items relating to the construction of the Common Area ("Contract Documents"). This License and assignment shall not, in the absence of affirmative ratification of such Contract Documents by Lead Tenant, be deemed to impose upon Lead Tenant any of the Borrower's existing and unsatisfied obligations under any such Contract Documents; provided, however, the exercise by Lead Tenant of its rights under this License shall constitute an assumption of the obligations of Borrower (and, if Lender forecloses upon any of the Licensed Items (as defined in Section 7) and Tenant exercises its rights pursuant to the license provided in Section 7, the obligations of Lender pursuant to the Contract Documents by Lead Tenant with respect to any existing or unsatisfied monetary obligations under such Contract Documents, and any other obligations accruing or incurred from and after Lead Tentant's exercise of its rights.

          5.3 Power of Attorney. Borrower hereby constitutes and appoints Lead Tenant its true and lawful attorney-in-fact, with full power of substitution, in the premises, in the circumstances set forth in Section 5.2, to complete the Common Area in the name of Borrower pursuant to the terms of this Agreement; provided, however, Borrower shall still be deemed to be the fee owner of the Common Area associated therewith. Borrower hereby empowers such attorney as follows:

               (i) To use any funds of Borrower, including any funds in the Escrow Account which may remain undisbursed hereunder, for the purpose of completing the Common Area;

               (ii) To make such additions, changes and corrections in the Approved Site Improvement Drawings and Specifications to the same extent as Borrower is entitled to do so pursuant to Section 3.2 of this Agreement;

               (iii) To employ such contractors, subcontractors, agents, architects and inspectors as shall be required to complete the Common Area;

               (iv) To pay, settle or compromise all existing bills and claims which may be liens against the Property and Common Area or for clearance of title;

               (v) To execute all applications and certificates in the name of Borrower which may be required by any of the Contract Documents or any governmental authority;

               (vi) To prosecute and defend all actions or proceedings in connection with the construction of the Common Area and to take such action and require such performance as it deems necessary under any guaranty of completion or payment; and

               (vii) To do any and every act related to construction of the Common Area which Borrower might do in its own behalf.





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It is further understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked. Subject to the conditions precedent set forth in this Section 5.3, Borrower hereby authorizes Lead Tenant to use, in accordance with this Agreement, the undisbursed Common Area, such authorization to be effective upon the occurrence of an Event of Default which continues beyond any applicable cure period.

          5.4 Additional Remedies Upon Borrower Default. Tenants shall have the following additional remedies:

               (a) The right, at Tenants' sole option if Borrower shall fail to perform any of its obligations pursuant to the Leases which may be cured by payment of money, to cause such payment by Escrow Agent from the undisbursed Common Area, thereby curing the default. If the payment of any such sums results or may, in Tenants' good faith determination, result in the reduction of the undisbursed Common Area below that required to complete construction of the Common Area in accordance with the Approved Site Improvement Drawings and Specifications and pay for any other Construction Costs contemplated hereunder, then the amount which Tenants determine in good faith to be necessary to provide for such completion shall be deposited by Borrower with Escrow Agent within five (5) days after written demand by Tenants.

               (b) The right, upon delivery to Escrow Agent of certification from Tenants that Borrower has failed to perform any of its obligations pursuant to the Leases beyond any applicable cure period, without any further requirements, to direct Escrow Agent to disburse the balance of the Common Area pursuant to this Agreement without Borrower's consent.

               (c) The right upon Tenants' election to demand and receive from Escrow Agent as escrow agent pursuant to each Tenant's Construction Fund Disbursement Agreement-Improvements, subject and subordinate to the rights of the Tenant which is a party to such Construction Fund Disbursement Agreement-Improvements, an amount of the Developer's Profit held pursuant thereto equal to the amount of any shortfall between the Common Area held pursuant to this Agreement and the amount necessary to complete the Common Area pursuant to this Agreement. After expending all of the Common Area and the Developer's Profit, the Tenants shall each contribute to any then remaining shortfall an amount equal to the product derived by multiplying the then remaining amount of such shortfall by a fraction, the numerator of which is the number of square feet of rentable space within the Improvements of Tenant's Demised Premises and the denominator of which is the aggregate number of square feet of such rentable space of all of the Tenants.

          5.5 Disputes Endangering Completion. Where disputes have arisen which, in the reasonable opinion of Tenants, may endanger timely completion of the Common Area associated therewith or fulfillment of any condition precedent or covenant herein,





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Tenants may direct Escrow Agent to advance funds for the account of Borrower without prejudice to Borrower's rights, if any, to dispute such payment and if successful recover such funds from the party to whom paid. Any agreement or agreements entered into in connection with such advances may take the form which Tenants, in their sole and absolute discretion, deem proper, including but without limiting the generality of the foregoing, agreements to indemnify a title insurer against possible assertion of lien claims, and agreements to pay disputed amounts to contractors in the event Borrower is unable or unwilling to pay the same and the like. All sums as paid by Escrow Agent or agreed to be paid pursuant to such undertaking shall be for the account of Borrower, and Borrower agrees to reimburse Tenants for any such payments made upon demand therefor with interest at the Default Rate, as defined in each of the Second Mortgages, until date of reimbursement. Such advances shall be secured by each of the Second Mortgages to the extent applicable to each Tenant's proportionate share of any advance hereunder.

          5.6 Effect of this Agreement on Kmart and Tenants. Nothing contained in this Agreement shall be construed as a waiver or limitation of any claim of Kmart or Tenants against Borrower for the nonpayment of any sums owing to Kmart or Tenants under any agreement with Borrower or be construed to relieve Borrower of any of its obligations to Kmart or Tenants under any agreement.

          5.7 Separate Remedies of Kmart. As security for its performance under the Lease and the Note Put Agreement, each Tenant has assigned to Kmart as collateral such Tenant's rights under this Agreement, its Second Mortgage and its Option pursuant to the terms of the Collateral Assignment of Tenant Security Documents of even date herewith ("Collateral Assignment") executed by each Tenant. If a default shall exist and continue under any Collateral Assignment without cure beyond any applicable cure period provided for therein, Kmart shall notify Escrow Agent and Construction Monitor of such default and all rights and obligations of the defaulting Tenant under this Agreement shall inure to the benefit and become the obligations of Kmart, and Construction Monitor, Escrow Agent and Lender shall recognize Kmart as such "Tenant" or "Lead Tenant" as applicable hereunder upon receipt of such notice.

          5.8 No Liability of Tenants or Kmart to Borrower. In the event Tenants or Kmart elect to exercise any of the rights granted to them pursuant to this Agreement, Kmart and Tenants may exercise such rights without liability to Borrower therefor. Borrower, on behalf of itself, its agents, officers, partners and employees hereby expressly waives any and all claims and causes of action, including attorneys' fees and expenses, it may have against Tenants or Kmart which may hereafter result from the exercise of any rights granted to Tenants and Kmart hereunder.

Section 6.     DISPUTE RESOLUTION.

          6.1 Mediation. In the event of any dispute between the parties arising hereunder, the party desiring to resolve the dispute shall first request that the dispute be mediated and mediate the dispute. The requested mediation shall take place in the City of __________ at __________ within ten
(10) Business Days after written notification by the other parties. The mediator shall be selected by the American Arbitration Association in the city and the state in which the Common Area is to be constructed. Each participant shall pay a proportionate share of the fees associated with the mediation, including the cost of the mediator. Unless a settlement is mutually agreed to in writing, the participants shall not be bound by the discussions or outcome of the mediation.

          6.2  Arbitration.  In the event any dispute mediated pursuant to
Section 6.1 above is not resolved by mediation in accordance with the provisions of Section 6.1 within ten (10) Business Days after commencement of mediation or, if earlier, at such time as the mediator determines in good faith a resolution cannot be achieved through mediation, the mediator shall submit the dispute to binding arbitration. The arbitration shall be conducted before and by a single arbitrator who shall be selected by the American Arbitration Association pursuant to the then current rules of that Association and who shall have not less than ten (10) years prior retail construction building experience in the area where the Common Area is located. The arbitrator shall have the authority to fashion such just, equitable and legal relief as he in his sole discretion may determine. Each party shall bear all its own expenses of arbitration. All arbitration proceedings shall be conducted in the city and the state in which the Common Area is to be constructed. The duty to arbitrate shall survive the cancellation or termination of this Agreement.

Section 7. CONSENT OF LENDER; LICENSE BY LENDER. If Borrower shall fail to perform any of its obligations pursuant to the Leases or in any of the Contract Documents, then Lender, with respect to any Tenant not then in default beyond any applicable cure period pursuant to its Lease, Note Put Agreement or the Consent and Agreement, hereby (i) consents to the Borrower's license pursuant to Section 5.2, and (ii) grants to any such Tenant a license to use any and all of the rights which Lender would be entitled to exercise upon a foreclosure of Lender's security interest in and to each of the items, funds and rights subject to the license granted by Borrower pursuant to Section 5.2 hereof (collectively, "Licensed Items"). The license granted herein by Lender in favor of such Tenant may be revoked at any time, with respect to such Tenant, upon the occurrence of any default by such Tenant under such Tenant's Lease, Note Put Agreement or the Consent and Agreement, and, with respect to Kmart, upon the occurrence of any default by Kmart under such Tenant's Lease Guaranty, Note Put Agreement or Consent and Agreement, which continues after the expiration of any applicable cure period. Tenant and Kmart each acknowledge that the license consented to herein by Lender shall not impair the perfection or priority of the security interests granted by Borrower to Lender and that such license is granted by Lender subject to the condition that Lead Tenant or Kmart, as applicable, deliver to Lender the items set forth in "Exhibit 6" attached hereto and incorporated herein by reference (which Tenant and Kmart shall deliver to Lender, subject to the provisions of the following sentence) upon completion of the Improvements. Notwithstanding the foregoing, failure by Lead Tenant or Kmart to deliver to Lender the items set forth in Exhibit 6 shall not constitute Failure of Completion pursuant to the terms of the Note Put Agreement. Tenant or Kmart, as applicable, shall discharge and release the Second Mortgage on the third anniversary of the date hereof, provided Borrower is not then in default, and, if such default is cured by Borrower, immediately after such cure.

Section 8. WAIVER. Kmart or Tenants may waive any requirement herein other than Lender's rights pursuant to Sections 6 and 7. No delay or omission by Kmart or Tenants in exercising any right, power or remedy hereunder and no indulgence given to Borrower or to any other party with respect to any conditions set forth herein shall impair any right, power or remedy of Kmart and Tenants under this Agreement or be construed as Kmart's and Tenant's waiver of or acquiescence in any Event of Default. Likewise, no such delay, omission or indulgence by Kmart or Tenants shall be construed as a variation or waiver of any of the terms, conditions or provision of this Agreement. No purported waiver of any requirement or Event of Default shall be effective unless it is written and signed by an authorized representative of Kmart and Tenants. No waiver by Kmart or Tenants of any requirement or Event of Default shall constitute a waiver of any other prior or subsequent requirement or Event of Default or of the same requirement or Event of Default after notice to Borrower demanding strict performance. No single or partial exercise of any right, power or remedy shall preclude any other or further exercise thereof or of any other right, power or remedy. All rights, powers and remedies existing under this Agreement, the Leases and [the Second Mortgage] are in addition to and not exclusive of any rights, powers or remedies otherwise available. Kmart and Tenants shall not be estopped to take or from taking any action with respect to any Event of Default because of any delay by Kmart and Tenants in giving notice of such Event of Default or exercising any remedy based thereon.

Section 9. ACTION UPON AGREEMENT; ENTIRE AGREEMENT; AGREEMENT FOR KMART'S AND BORROWER'S BENEFIT. This Agreement is made for the sole protection and, to the extent any provision hereof is for the benefit of Lender, Lender and benefit of Kmart, Tenants, Borrower, Construction Monitor, and Escrow Agent and no other person or persons shall have any right of action hereon. Borrower may not assign, sell or otherwise transfer any of its rights under this Agreement and any such purported assignment, sale or transfer shall be void, except for an assignment or pledge by Borrower to Lender pursuant to any documents required by the Loan Agreement including, without limitation, the Assignment of Rights under Construction Fund Disbursement Agreement dated as of the date hereof. It is expressly intended that no general contractor, architect, subcontractor, laborer or materialman shall be a third party beneficiary of this Agreement. This Agreement embodies the entire agreement of the parties in relation to the subject matter hereof. There are no prior or contemporaneous representations, promises, warranties, understandings or agreements, expressed or implied, oral or otherwise, in relation to the subject matter of this Agreement, except those expressly referred to or set forth herein and the Consultant Agreement referenced in Section 2.3(d) of this Agreement. Borrower acknowledges that the execution and delivery of this Agreement is its free and voluntary act and deed, and that the execution and delivery have not been induced by, nor done in reliance upon, any representations, promises, warranties, understandings or agreements made by Kmart or Tenants, their agents, officers, employees or representatives other than those set forth herein. No promise, warranty, understanding or agreement made subsequent to the execution and delivery hereof by any party hereto, and no revocation, partial or otherwise, or change, amendment, addition, alteration or modification of this Agreement shall be valid unless the same be in writing signed by all the parties hereto or by their duly authorized agents.

Section 10.    GENERAL.

     10.1 Time of Essence. Time and the exactitude of each of the terms, conditions and provisions herein are expressly made of the essence of this Agreement.

     10.2 Governing Effect. This Agreement is not intended to supersede the provisions of the Second Mortgage but shall be construed as supplemental thereto. In the event of any inconsistency between the provisions hereof and/or the Second Mortgage, it is intended and agreed that this Agreement shall control on all matters other than the creation, perfection and priority of the security interests and liens granted thereby or other than as expressly provided otherwise in the Second Mortgage.

     10.3 Notices. All notices, requests, demands or other communications hereunder (unless expressly provided otherwise therein) shall be in writing and shall be addressed, in the case of Borrower, to ________________________; in the case of [Construction Monitor, ___________________________, Attention:
_______________; in the case of Kmart, to Kmart Corporation, 3100 West Big Beaver Road, Troy, Michigan 48084-3163, Attention: Vice President-Real Estate; in the case of Escrow Agent, to __________________________________, Attention:
____________; and in the case of Tenant, to ________________________,
Attention: _________________; in the case of Lender, to ____________________________________, Attention: ____________]; in the case of
Trustee (as defined in Section 10.8), which shall receive copies of all communications hereunder, to __________________, Attention: _________; or to such other address as any party may designate in writing. All notices hereunder shall be effective upon delivery, if delivered in person, if sent by overnight courier, such as Federal Express or Airborne or if sent by certified or registered mail (return receipt requested), postage prepaid except that notices of change of address shall be effective ten (10) days after the effective date of all other notices hereunder. The date of notice shall be the date of receipt of the notice or the date of attempted delivery of the notice by the overnight courier service or the U.S. Postal Service to the addressee or its agent.

     10.4 Lead Tenant as Borrower's Agent. Borrower irrevocably appoints, designates and authorizes Lead Tenant as its agent (such agency being coupled with an interest) in the event Borrower fails to timely do so to file for record any notices of completion, cessation of labor or any other notice that Tenants deem necessary or desirable to protect their interest hereunder.

     10.5 Escrow Instructions. The provisions hereof shall constitute joint escrow instructions from Kmart, Tenants and Borrower to Escrow Agent, provided, however, that the parties may supplement these escrow instructions, provided such supplement is in writing and signed by the parties. The parties shall also execute such additional instructions as requested by Escrow Agent not inconsistent with the provisions hereof.

     10.6 Section Heading. Section headings are not to be considered a part of this Agreement and are included solely for convenience of reference and are not intended to be full or accurate descriptions of the contents hereof.

     10.7 Applicable Law. This Agreement shall be construed and enforced under the laws of the state in which the Common Area is located without giving effect to the choice of law principles thereof.

     10.8 Assignment and Consent. Tenants acknowledge that Borrower has assigned for security purposes its rights under this Agreement to Lender as a material inducement to Lender to make the Loan and hereby further acknowledges and consents to the sale, conveyance, transfer and absolute assignment by Lender of such rights to _______________________ ("Trustee"), pursuant to that certain [Collateral] Trust Agreement dated as of the date hereof. The foregoing assignments are subject to the provisions of Sections 5 and 7.

     10.9 Severability. Should any provision of this Agreement for any reason be declared unenforceable by a court of competent jurisdiction (sustained on appeal, if any), such unenforceability shall not affect the enforceability of any other provision hereof or thereof, all of which shall remain in force and effect as if this Agreement had been executed with the unenforceable provision thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining provision of this Agreement without including therein any such part, parts or portion which may for any reason be hereafter declared unenforceable, provided that, if any provision of this Agreement shall be unenforceable by reason of a final judgment of a court of competent jurisdiction based upon a court's ruling (sustained on appeal, if any) that such provision is unenforceable because of the excessive degree or magnitude of the obligation imposed thereby on any party, that unenforceable obligation shall be reduced in magnitude or degree by the minimum degree or magnitude necessary in order to permit the provision to be enforceable by Kmart. In the event the provisions of the immediately preceding sentence apply, the parties shall make appropriate adjustment to the provisions of this Agreement to give effect to the benefits intended to be conferred upon the parties hereby.

     10.10 Limitation of Liability. The provisions of Section 11.1 of the Loan Agreement shall apply to any and all representations and covenants made by Borrower in connection with any advances of the Common Area made pursuant to this Agreement.
     10.11 Counterparts. This Agreement may be executed in one or more counterparts and shall become effective when one or more counterparts have been signed by all of the parties; each counterpart shall be deemed an original, but all counterparts shall constitute a single instrument.

[Section 11.    Construction Monitor.

     11.1 Limitation of Liability. Nothing in this Agreement shall be deemed to require, authorize or permit Construction Monitor to perform any act which would constitute design services, or the practice of architecture, professional engineering, certified public accounting or law. Construction Monitor is acting in a consulting capacity only for the Tenants and nothing in this Agreement shall be construed as imposing any duty on the part of Construction Monitor to supervise, administer, coordinate or in any way be responsible for the work performed by or on behalf of the Architect, General Contractor, Subcontractors, or any other person performing work on the site.

     11.2 Rights of Others. Nothing contained in this Agreement shall be deemed to create a contractual relationship with or a cause of action in favor of any third party, the Borrower or Escrow Agent against Construction Monitor.]

Section [12.]    ESCROW AGENT.

     [12.]1 Limitation of Liability. Escrow Agent shall not be liable under this Agreement for any loss or damage resulting from the following:

          (a) Any defects or conditions of title to any property, except those resulting from its own default under this Agreement, its own wrongful acts, or insured against by title insurance policy of ____________ Title Insurance Company which is issued or to be issued. No title insurance liability is created by this Agreement;

          (b) Any defects in the property purchased, obligations of rights of any tenants or other party in possession, the surrender of possession, or any misrepresentations made by any other party;

          (c) Legal effect or desirability of any instrument prepared by it or exchanges by the parties hereto;

          (d)  Any default, error, action or omission of any other party;

          (e) The expiration of any time limit or other delay, unless such time limit was known by Escrow Agent, and such loss is solely caused by failure of Escrow Agent to proceed as required hereunder or otherwise in the ordinary course of business;

          (f) Any loss or impairment of funds deposited in escrow in the course of collection or while on deposit with an institution permissible pursuant to the Eligible Investments requirements of the Loan Agreement resulting from failure, insolvency or suspension of such institution;

          (g) Escrow Agent complying with any and all legal process, writs, orders, judgments and decrees of any court of competent jurisdiction, and whether or not subsequently vacated, modified, set aside or reversed;

          (h) Escrow Agent asserting or failing to assert any cause of action or defense in any judicial, administrative or other proceeding either in the interest of itself or any other party or parties.

Notwithstanding the foregoing limitation of liability pursuant to this Agreement, Escrow Agent shall be liable to any insured who is also a party to this Agreement pursuant to the terms of title insurance policies issued by Escrow Agent to any insured for defects or conditions of the insureds right, title and interest in the property insured by such policies.

     [12].2 Interpleader. Escrow Agent shall be fully indemnified by the parties hereto for all its expenses, costs, and reasonable attorney's fees accrued in connection with any interpleader or action which Escrow Agent may file, in its sole discretion, to resolve any dispute as to the Borrower or which may be filed against the Escrow Agent.

     [12].3 Fees and Expenses. If Escrow Agent is made a party to a judicial, non-judicial or administration action, hearing or process based on acts of any of the other parties hereto and not on the malfeasance and/or negligence of Escrow Agent in performing its duties hereunder, the expenses, costs and reasonable attorney's fees incurred by Escrow Agent in responding to such action, hearing or process shall be paid by the party/parties whose alleged acts are the basis for such proceedings and such party/parties shall indemnify, save and hold Escrow Agent harmless from said expenses, costs and fees so incurred.

  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                                                             , a
                                  -------------------------------------------
                                              limited [partnership] [liability
                                  ------------ company]

                                  By:                                        , a
                                      ---------------------------------------
                                      [        corporation, its sole
                                       -------
                                      General Partner



                                  By:
                                      ------------------------------------------
                                      Its:
                                           ------------------------------------]

                                              (BORROWER)

                                  KMART CORPORATION, a Michigan corporation



                                  By:
                                     ------------------------------------------
                                     Its:
                                         -------------------------------------
                                          (KMART)
                                                                           , a
                                  -----------------------------------------
                                             corporation
                                  -----------

                                  By:
                                      ----------------------------------------
                                     Its:
                                         -------------------------------------
                                           (ESCROW AGENT)
                                                                           , a
                                  -----------------------------------------
                                             corporation
                                  -----------

                                  By:
                                     ----------------------------------------
                                     Its:
                                        -------------------------------------
                                                   (TENANT)

                                  _______________________________________, a
                                  _________ corporation

                                  By:
                                     ---------------------------------------
                                     Its:
                                         -----------------------------------
                                           (CONSTRUCTION MONITOR)

                                  NATIONAL TENANT FINANCE
                                  CORPORATION, a Delaware
                                  corporation
                                  By:
                                     ---------------------------------------
                                     Its:
                                         -----------------------------------
                                  (LENDER) (solely with respect to
                                  Section 7)

                                  EXHIBITS TO
                    CONSTRUCTION FUND DISBURSEMENT AGREEMENT


Exhibit 1.2A       Additional Defined Terms

Exhibit 2.1A       Investment of Escrow Funds Form

Exhibit 2.1B       Closing Statement

Exhibit 2.1C       Definition of Eligible Investments

Exhibit 2.2        Cost Budget

Exhibit 2.3A       Draw Request

Exhibit 2.3B       Lien Waivers (partial and full), supporting invoices

Exhibit 6          Deliveries Upon Completion of Construction